Exhibit 99.1

Valentis, Inc.

Valentis, Inc.
Joe Markey
(650) 697-1900 x369
IR@valentis.com

VALENTIS PROVIDES CORPORATE UPDATE

BURLINGAME, CA, August 7, 2006 — Valentis, Inc. (NASDAQ: VLTS) announced today that it has entered an asset sale agreement with Cobra Biologics Ltd for certain biomanufacturing rights and intellectual property. Financial terms of the sale were not disclosed but the transaction includes a one-time cash payment to Valentis.

Also, Valentis announced it will reduce its staff by approximately 60% effective August 18, 2006. The remaining staff will continue to pursue strategic opportunities for the Company including the sale or merger of the business, the sale of certain assets or other actions. Further, step-wise reductions in staff are anticipated.

Further, Alan C. Mendelson tendered his resignation from the Board of Directors in light of announced plans that the Company is assessing strategic opportunities including the sale or merger of the business and the sale of certain assets. Mr. Mendelson’s law firm, Latham & Watkins LLP continues to advise Valentis with respect to such efforts, and the Company and Mr. Mendelson felt that he could be more helpful as counsel as we move forward.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. On July 11, 2006 Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. The primary efficacy endpoint in the study was improvement in exercise tolerance on an escalating grade treadmill after 90 days in patients receiving VLTS 934 versus patients receiving placebo. While Valentis focused its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “projects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to clinical trials and results, uncertainties related to projected cash reserves, its ability to obtain financing and additional capital, its ability to continue as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease or other diseases, that any of Valentis’ programs will be partnered with pharmaceutical partners, that any necessary regulatory approvals will be obtained or that any clinical trial will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business — Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K and quarterly report on Form 10-Q for the periods ended December 31, 2005 and March 31, 2006, respectively, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990